Exhibit 99.1

Contact:	Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ACQUIRES ATLAS CARPET MILLS

CHATTANOOGA, Tenn. (March 14, 2014) - The Dixie Group, Inc. (NASDAQ:DXYN) today announced its agreement to acquire Atlas Carpet Mills, a high-end manufacturer and marketer of commercial floorcovering products located in Los Angeles, California. As outlined in its agreement, closing of the acquisition is scheduled for Wednesday, March 19. In commenting on the agreement, Daniel K. Frierson, Dixie’s Chairman and CEO stated, “We are very pleased to announce our agreement to acquire Atlas. Dixie and Atlas have had a long relationship that goes back over 40 years. Jim Horwich, founder of Atlas, will remain with us as President of Atlas reporting to Kennedy Frierson, Dixie’s Chief Operating Officer. Mark Nestler, Executive Vice President and Scott Price, Vice President of Manufacturing will continue in their respective leadership roles at Atlas.

Kennedy Frierson added, “Atlas has a very strong sales force and excellent brand equity in the market place, which should maximize our opportunities for growth. This strong market position has been created by the superior design and styling of their product offerings.” Mr. Frierson further commented, “Following our acquisition, the Saybrook tufting, coating, inspection and shipping operations of Atlas will continue normal operations. In addition, there will be no change to the administrative, product development and sales functions of the company. However, over the next several weeks, Atlas’ dyeing operations will be consolidated into Dixie’s Susan Street facility located in Santa Ana, California. Many of the associates who now work in the Atlas dye facility will transfer to the expanded Santa Ana dyeing operations.”

Atlas had sales of approximately $53 million in 2013, having offerings in both broadloom and modular carpet tile. They have demonstrated superior management, with profitable operations every year of the company’s 44 year history. Although Atlas will operate as a separate Brand within the Dixie portfolio, we believe there are significant synergies from the consolidation of the two dye houses and utilization of other Dixie assets. The acquisition of Atlas will be an all cash transaction and will involve retaining the top three officers under five year contracts. The seller was represented in the transaction by Greenberg Glusker Fields Claman & Machtinger LLP and the buyer by Miller & Martin PLLC.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.

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